Exhibit 99.1

Authentidate Holding Corp. Chief Administrative Officer to Step Down

BERKELEY HEIGHTS, N.J. January 10, 2006 – Authentidate Holding Corp. (Nasdaq: ADAT) today announced that John Waters is stepping down as Chief Administrative Officer, effective immediately. Mr. Waters will continue to serve as a consultant on specific company projects and remain on Authentidate’s Board of Directors.

Mr. Waters joined Authentidate in July 2004 during a period of transition for the company. Authentidate had recently completed a significant financing and was developing a new strategy for the commercialization of its content authentication technology. A new chief executive officer was recruited in November 2004, and Mr. Waters assisted in the transition to new management and the implementation of the new business plan.

“I enjoyed working with Authentidate and have confidence in management’s ability to drive the future performance of the business,” Mr. Waters stated. “Our new arrangement will enable me to pursue other ventures and still allow me to assist Authentidate on a project basis.”

Suren Pai, Chief Executive Officer of Authentidate, said, “John Waters has made significant contributions to our company and we thank him for his efforts. We believe John will continue to serve as a valuable resource in his consultative role and as a member of our Board.”

About Authentidate Holding Corp.

Authentidate Holding Corp. (AHC) is the holding company which operates its software and services businesses in three segments: the Security Software Solutions Segment (fka Authentidate Segment, including Authentidate, Inc., Trac Medical Solutions, Inc. and Authentidate International AG), the Document Management Solutions Segment (fka Docstar Division) and the Systems Integration Segment (fka DJS).

The Company is a worldwide provider of secure enterprise workflow management solutions that incorporate its proprietary and patent pending content authentication technology. Authentidate's offerings include the United States Postal Service® Electronic Postmark® Service (USPS® EPM®), electronic signing solutions, and electronic forms processing solutions. Authentidate also provides secure document management solutions, and enterprise network security products and services. For more information, visit the company's website at http://www.Authentidate.com.

This press release contains forward-looking statements within the meaning of section 27A of the Securities Act of 1933 and section 21E of the Securities Act of 1934. When used in this release, the words “believe,” “anticipate,” “think,” “intend,” “plan,” “will be,” “expect,” and similar expressions identify such forward-looking statements. Such statements regarding future events and/or the future financial performance of the Company are subject to certain risks and uncertainties, which could cause actual events or the actual future results of the Company to differ materially from any forward-looking statement. Such risks and uncertainties include, among other things, the availability of any needed financing, the Company's ability to implement its business plan for various applications of its technologies, related decisions by the USPS, the impact of competition, the management of growth, and the other risks and uncertainties that may be detailed from time to time in the Company's reports filed with the Securities and Exchange Commission. In light of the significant risks and uncertainties inherent in the forward-looking statements included herein, the inclusion of such statements should not be regarded as a representation by the Company or any other person that the objectives and plans of the Company will be achieved.

###